UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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FORWARD INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

TERENCE BERNARD WISE HOWARD MORGAN MICHAEL LUETKEMEYER ERIC FREITAG SANGITA SHAH N. SCOTT FINE DARRYL KEYS
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Terence Bernard Wise, together with the other participants named herein, has filed a preliminary proxy statement and intends to file a definitive proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders (the “2014 Annual Meeting”) of Forward Industries, Inc. (“Forward”), a New York corporation.

On December 3, 2014, Mr. Wise issued the following press release:

New York State Court Rejects Latest Attempt by Forward’s Entrenched Board to Deny Shareholders a Choice of Nominees at 2014 Annual Meeting; Paves Way for Wise Nominees to Stand for Election

SAFFRON WALDEN, Essex, UK, December 3, 2014 – Terence Bernard Wise, the largest shareholder and member of the board of directors of Forward Industries, Inc. (NASDAQ: FORD), a designer and distributor of custom carry and protective solutions, issued a statement today highlighting the recent denial of an application for a preliminary injunction filed against him in a New York State court as further support for his campaign for a fair and free election at Forward's upcoming 2014 Annual Meeting.  On December 1, 2014, the Supreme Court of the State of New York, Kings County, denied Forward’s request for a preliminary injunction preventing Mr. Wise from soliciting proxies for his nominees to the Board at Forward’s 2014 Annual Meeting.  Forward is seeking to appeal this judgment.  Mr. Wise intends to file a motion to dismiss Forward’s attempts to invalidate Mr. Wise’s notice of nomination.

“I am again delighted the Court rightly saw Forward’s litigation, initiated by Mr. Johnson and his supporters on the Board, for the disenfranchising and entrenching tactic that it was.  Twice now Mr. Johnson has taken me to court in an effort to invalidate my nominations for the 2014 Annual Meeting – litigation that has been funded on Forward’s shareholders’ dime – and twice he has been flatly rejected.  As I have previously stated, it is a fundamental cornerstone of corporate governance that shareholders elect directors, and I will not waver in my fight against Mr. Johnson’s subversion of shareholders rights to ensure a fair and free election will occur by year’s end.

While pursuing these relentless stalling tactics aimed at consolidating their control over Forward and its assets, Mr. Johnson and his supporters have also been peddling numerous misrepresentations in an effort to conceal what I consider to be the abject failure of their leadership.  To set the record straight:

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Sales growth and operating profitability in 2013 and 2014:  These “organic milestones” lauded by Forward's management as the reason for a 'dramatic turnaround in both revenue and operating cash flow' at Forward are in fact the result of Forward’s sourcing agreement with my company Forward Industries Asia-Pacific Corporation.  Moreover, these milestones were reached after my 2012 appointment to the Board, as opposed to Mr. Johnson’s 2010 assumption of Forward’s Chairmanship.  Curiously, Mr. Johnson and his supporters fail to mention Forward’s annual report for fiscal year 2013, which states, ‘[t]he higher gross margins primarily reflect the cost savings achieved through the restructuring of our Asia-based sourcing and quality assurance operations.’  Additionally, the sourcing agreement was negotiated at arm’s length by the full Board – unlike many of the related-party transactions that Mr. Johnson has personally benefitted from – and was unanimously approved and extended earlier this year.  I believe that this ‘dramatic turnaround’ proves that I have the experience and capabilities to help Forward grow, and I am committed to giving Forward's shareholders the opportunity to choose a better future for the company.

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‘[A]ccretive, transformative transactions’: Mr. Johnson and his supporters reference a potential acquisition that, if effected, would produce purportedly spectacular financial returns.  What Mr. Johnson and his supporters fail to mention is the several million dollars of debt Forward would have to assume in order to support this acquisition, which I believe happens to be in an entirely different industry, while risking all of Forward’s existing assets and core business in the likely event of a default.  Nothing Mr. Johnson and his management team have done over the past four years points to their ability to run our current business, much less a larger and unrelated company.  Mr. Johnson and his team should evidence their track record in the industry they intend to cause Forward to enter, particularly given the heavy losses Mr. Johnson has sustained to Forward’s investment portfolio.  I call on Mr. Johnson and his team to provide concrete details of their acquisition and financing strategy, as opposed to the platitudes they believe pass for effective management, and demonstrate how heavily leveraging Forward is intended to augment shareholder value.  Forward’s shareholders merit a voice in the future of their company – particularly considering the transformative scope of this pending transaction  – and should be given the opportunity they deserve to vote on its enactment.

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‘[C]lear vision and strategy’: At no point under Mr. Johnson’s tenure has a clear vision and strategy been articulated to the full Board, much less to shareholders.  Mr. Johnson and his supporters have repeatedly made backroom deals – including privately placed capital raises, investment management agreements and rental leases – that have all had the curiously similar effect of benefitting Mr. Johnson financially.  In contrast, I have sought out independent director nominees who have the requisite experience and analytical rigor to restore shareholder value.  We look forward to sharing our vision for Forward’s future with you in advance of the 2014 Annual Meeting.

Mr. Johnson and his supporters have shown no shame in their effort to disenfranchise shareholders and retain their grip on Forward’s helm, all at the expense of corporate funds and resources.  I truly believe in Forward’s potential and will remain steadfast in my attempt to provide shareholders with a choice for effective leadership. To that end, I ask that you remain vigilant during this period in advance of the 2014 Annual Meeting.  As always, I welcome your feedback and collaboration in our campaign to reclaim Forward’s future at this critical juncture in its history.”

ADDITIONAL INFORMATION:

Terence Bernard Wise, together with the other participants named herein, has filed a preliminary proxy statement and intends to file a definitive proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders of Forward Industries, Inc. (“Forward”), a New York corporation.

FORWARD STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO INNISFREE M&A INCORPORATED TOLL-FREE AT (888) 750-5834 (BANKS AND BROKERS MAY CALL COLLECT AT (212) 750-5833).

The Participants in the proxy solicitation are Terence Bernard Wise, Howard Morgan, Michael Luetkemeyer, Eric Freitag, Sangita Shah, N. Scott Fine and Darryl Keys (collectively, the “Participants”).

As of the date hereof, Mr. Wise beneficially owns 1,608,541 shares of the Company’s common stock, constituting approximately 19.6% of the class. As of the date hereof, Mr. Morgan beneficially owns 25,000 shares of the Company’s common stock.

Contact:

Innisfree M&A Incorporated

Scott Winter, 212-750-5833